EXHIBIT 12.1
                                MedImmune, Inc.
               Calculation of Ratio of Earnings to Fixed Charges
                           (Dollar amounts in 000s)

                                                                  Six months
                                 Year Ended                       ended June 30
                     --------------------------------------------  ------------------
                        >
                      1991    1992     1993      1994      1995       1995      1996
                     ---------------------------------------------  ------------------
Pretax income:       $1,661 $(8,468) $(13,217) $(18,828) $(22,671)  $(10,335) $(8,608)
Add:
 Interest expense        85      287       265       256       338         63       59
 charged to operations

 Portion of net          78      228       304       341       362        143      178
 rental expense
 representative of
 interest factor
 (assumed to be one-
 third)
                     ------ --------  --------  --------  --------   -------- --------
Total earnings,    $1,824 $(7,953) $(12,648) $(18,231) $(21,971)  $(10,129) $(8,371)
as adjusted

 Fixed Charges
 Interest expense        85      287       265       256       338         63       59
 charged to operations

 Portion of net          78      228       304       341       362        143      178
 rental expense
 representative of
 interest factor
 (assumed to be one-
 third)
                     ------ --------  --------  --------  --------   -------- --------
 Total fixed charges    163      515       569       597       700        206      237


Ratio of earnings      11.20    *         *         *         *          *         *
to fix charges

     *Earnings before fixed charges for the years ended December 31, 1992, 1993, 1994, 1995 and for the six months ended June 30, 1995 and 1996 are inadequate to cover fixed charges by $7,953, $12,648, $18,231, $21,971, $10,129, and $8,371, respectively.

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